Exhibit 4.1.1

FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture (this “Supplemental Indenture”), dated as of November 16, 2018, among Motley Services, LLC, Motley Perforators, LLC, Motley Coil, LLC, Motley Pressure Control, LLC, and Motley Downhole, LLC (each a “Guaranteeing Subsidiary” and collectively, the “Guaranteeing Subsidiaries”), each a subsidiary of KLX Energy Services Holdings, Inc., a Delaware corporation (the “Company”), Wilmington Trust, National Association, as trustee (the “Trustee”) and Wilmington Trust, National Association, as notes collateral agent (the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, each of the Issuer and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of October 31, 2018, providing for the issuance of an unlimited aggregate principal amount of 11.500% Senior Secured Notes due 2025 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which each of the Guaranteeing Subsidiaries shall unconditionally Guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee and the Collateral Agent are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2. Guarantor. Each Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article XI thereof.
3. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4. Waiver of Jury Trial.  EACH OF THE GUARANTEEING SUBSIDIARIES AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. Headings.  The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signature pages follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

MOTLEY SERVICES, LLC

By:	/s/ Jonathan Mann
Name: Jonathan Mann
Title: Vice President and Secretary

MOTLEY PERFORATORS, LLC

By:	/s/ Jonathan Mann
Name: Jonathan Mann
Title: Vice President and Secretary

MOTLEY COIL, LLC

By:	/s/ Jonathan Mann
Name: Jonathan Mann
Title: Vice President and Secretary

MOTLEY PRESSURE CONTROL, LLC

By:	/s/ Jonathan Mann
Name: Jonathan Mann
Title: Vice President and Secretary

MOTLEY DOWNHOLE, LLC

By:	/s/ Jonathan Mann
Name: Jonathan Mann
Title: Vice President and Secretary

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:	/s/ Shawn Goffinet
Name: Shawn Goffinet
Title: Assistant Vice President

KLX ENERGY SERVICES HOLDINGS, INC., as Issuer

By:	/s/ Thomas P. McCaffrey
Name: Thomas P. McCaffrey
Title: Senior Vice President and Chief Financial Officer